Exhibit 2.1

Execution

CONTRIBUTION AGREEMENT

by and between

PBF ENERGY COMPANY LLC

and

PBF LOGISTICS LP,

dated as of

April 24, 2019

i

Exhibits

Exhibit A	-	Amendment to the Service Orders

ii

Schedules

Schedule 3.3	-	PBF Approvals

Schedule 4.3	-	Partnership Approvals

iii

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of April 24, 2019 (this “Agreement”), is entered into by and between PBF Energy Company LLC, a Delaware limited liability company (“PBF Energy”), and PBF Logistics LP, a Delaware limited partnership (the “Partnership”). PBF Energy and the Partnership are each a “Party” and together, the “Parties”.

RECITALS

A. Torrance Logistics Company LLC, a Delaware limited liability company (“Torrance Logistics”) and wholly-owned Subsidiary of PBF Energy, owns 100% of the outstanding membership interests (the “Subject Interests”) in TVP Holding Company LLC, a Delaware limited liability company (“TVP Holding”);

B. TVP Holding owns 50% of the membership interests (the “TVP Interests”) in Torrance Valley Pipeline Company LLC (“Torrance Pipeline”) and PBFX Operating Company LLC (“PBFX Operating”), a Delaware limited liability company and wholly-owned Subsidiary of the Partnership owns the other 50% of the membership interests in Torrance Pipeline;

C. Prior to the Closing (as defined below):

(i)	Torrance Logistics intends to distribute the Subject Interests to PBF Energy Western Region LLC, a Delaware limited liability company (“PBF Western”) and the sole member of Torrance Logistics;

(ii)

Following the distribution in clause (i), PBF Western intends to distribute the Subject Interests to PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”) and the sole member of PBF Western; and

(iii)

Following the distribution in clause (ii), PBF Holding intends to distribute the Subject Interests to PBF Energy, the sole member of PBF Holding (the actions taken in clauses (i) through (iii) collectively, the “PBF Distributions”).

D. The Partnership will raise up to $200.0 million of net proceeds (the “Cash Distribution”) through a combination of a public equity offering with gross proceeds of up to $135.0 million (the “Equity Proceeds”) and borrowings under the Partnership’s Revolving Credit Agreement (the “Borrowed Funds”).

E. At the Closing, PBF Energy intends to contribute to the Partnership, and the Partnership intends to accept from PBF Energy, the Subject Interests, and, in exchange, the Partnership intends to pay PBF Energy by means of the Cash Distribution in the amount of $200.0 million.

F. Immediately following the Closing:

(i)	The Partnership intends to contribute the Subject Interests to PBFX Operating; and

(ii)	Following the contribution in clause (i), TVP Holding intends to distribute its 50% interest in Torrance Pipeline to PBFX Operating, resulting in PBFX Operating being Torrance Pipeline’s sole member.

G. In connection with the foregoing transactions, the Parties intend for PBF Holding and Torrance Pipeline to enter into an amendment (the “Amendment”) of the existing Service Order (as defined below) under the Transportation Services Agreement (as defined below), in the form attached as Exhibit A hereto.

H. The Conflicts Committee (as defined below) has (i) received an opinion of Simmons Energy, a division of Piper Jaffray & Co., the financial advisor to the Conflicts Committee, that the Consideration paid by the Partnership in exchange for the Subject Interests is fair, from a financial point of view, to the Partnership and the common unitholders of the Partnership other than the General Partner, PBF Energy, PBF Energy Inc. and their respective affiliates, (ii) found this Agreement, the other Transaction Documents (defined below) and the transactions contemplated hereby and thereby to be in the best interests of the Partnership and (iii) approved this Agreement, the other Transactions Documents and the transactions contemplated hereby and thereby.

In consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following capitalized terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding anything in this definition to the contrary, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and PBF Parent and its other Subsidiaries (including PBF Energy), on the other hand, shall be considered to be Affiliates with respect to each other.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of New York, New Jersey or Delaware or a federal holiday in the United States.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning provided such term in the Partnership Agreement.

“Conflicts Committee” has the meaning provided such term in the Partnership Agreement.

“Contract” means any legally binding agreement, commitment, lease, license or contract.

“Dropdown Aggregate Value” means $200.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fundamental Representations” means the representations and warranties contained in Section 3.1, 3.2, 3.3(c), 3.4, 3.6, 4.1, 4.2, 4.3(c) and 4.5.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Partner” means PBF Logistics GP LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Law” means any applicable statute, law (including common law), rule, regulation, ordinance, order, judgment, code, injunction, decree or other legally enforceable requirements of a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including those required to comply with any injunctive relief and reasonable fees and expenses of counsel); provided, however, that (a) Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages nor shall Losses include lost profits, lost opportunities or other speculative damages, except to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article VIII, and (b) the amount of any Loss shall be reduced by (i) any insurance proceeds actually recovered with respect to such Loss, (ii) any Tax Benefits with respect to such Loss and (iii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss.

“Material Adverse Effect” means, any circumstance, change or effect that (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of Torrance Pipeline, or (b) materially impedes or would reasonably be expected to impede the ability of the Parties to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:

(i) any change in general economic conditions in the industries or markets in which Torrance Pipeline or its business operate;

(ii) seasonal reductions in revenues or earnings of Torrance Pipeline or its business substantially consistent with the historical results;

(iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv) changes in Law or GAAP;

(v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply to the extent such circumstance, change or effect has a materially disproportionate effect on Torrance Pipeline or its business as compared to other entities in the industry or markets in which Torrance Pipeline or its business operate.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 13, 2019.

“Partnership Transaction Document Parties” means the Partnership (including the General Partner when acting in its capacity as the general partner of the Partnership), PBFX Operating, and, with respect to the Amendment, Torrance Pipeline.

“PBF Parent” means PBF Energy Inc., a Delaware corporation.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Service Orders” has the meaning set forth in the Transportation Services Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such Person.

“Tax” means all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, backup withholding and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of Persons filing a Tax Return that includes such Person) is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority; provided, however, in each case, only the reasonable present value of any Tax Benefit shall be considered with respect to a Loss.

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Transaction Documents” means this Agreement, the Amendment and any other documents of conveyance or other related documents contemplated to be entered into in connection with the Agreement and the transaction contemplated hereby with respect to which the Partnership and PBF Energy are parties.

“Transportation Services Agreement” means the Transportation Services Agreement, dated as of August 31, 2016, by and between Torrance Pipeline and PBF Holding (as amended or supplemented from time to time).

“United States” or “U.S.” means United States of America.

Section 1.2 Defined Terms. The following terms are set forth and defined in the following locations in this Agreement:

Defined Term	Section Reference
Agreement	Preamble
Amendment	Recital G
Borrowed Funds	Recital D
Cash Distribution	Recital D
Claim Notice	Section 8.3(a)
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Contribution	Section 2.1
Effective Time	Section 2.3(a)
Equity Proceeds	Recital D
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
Partnership	Preamble
Partnership Approvals	Section 4.3
Partnership Financial Statements	Section 4.9
Partnership Indemnified Parties	Section 8.2(a)
Partnership SEC Documents	Section 4.9
Parties	Preamble
Party	Preamble
PBF Approvals	Section 3.3
PBF Distributions	Recital C(iii)
PBF Energy	Preamble
PBF Holding	Recital C(ii)
PBF Indemnified Parties	Section 8.2(b)
PBF Western	Recital C(i)
PBFX Operating	Recital B
Post-Closing Period	Section 6.2
Pre-Closing Period	Section 6.2
Subject Interests	Recital A
Straddle Period	Section 5.4(a)

Tax Straddle Period	Section 6.2
Third Party Claim	Section 8.3(a)
Torrance Logistics	Recital A
Torrance Pipeline	Recital B
Transfer Taxes	Section 6.4
TVP Holding	Recital A
TVP Interests	Recital B

Section 1.3 Rules of Construction.

(a) All article, section and schedule references used in this Agreement are to articles, sections and schedules to this Agreement unless otherwise specified. The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

(h) Unless expressly set forth or qualified otherwise (e.g., by “Business” or “trading”), all references herein to a “day” are deemed to be a reference to a calendar day.

(i) References to any Law are references to such Law as it may be amended from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any succeeding Law.

ARTICLE II

CONTRIBUTION; CLOSING

Section 2.1 Contribution of Subject Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, PBF Energy shall contribute to the Partnership, and the Partnership shall accept from PBF Energy, the Subject Interests, free and clear of any Liens, other than transfer restrictions (i) imposed thereon by securities Laws, (ii) arising under the Organizational Documents of Torrance Pipeline or (iii) resulting from actions of the Partnership or any of its Subsidiaries (the “Contribution”).

Section 2.2 Consideration. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in exchange for the Subject Interests, the Partnership shall distribute the Cash Distribution to PBF Energy.

Section 2.3 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of PBF Energy, (i) within two Business Days following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) or (ii) at such other place or on such other date as the Parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”; provided, however, the Closing shall be deemed to have been consummated at 11:59:59 p.m. (Eastern time) on the Closing Date (the “Effective Time”).

(b) At the Closing, PBF Energy will deliver (or cause to be delivered) the following documents and deliverables to the Partnership:

(i) an assignment or assignments effecting the transfer to the Partnership of ownership of all of the Subject Interests together with certificates, if any, representing the Subject Interests and such other documentation as is reasonably required to transfer the Subject Interests to the Partnership;

(ii) a counterpart of the Amendment, executed by PBF Holding; and

(iii) such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership and agreed to by PBF Energy prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c) At the Closing, the Partnership will deliver (or cause to be delivered) the following documents and deliverables to PBF Energy or take the following actions:

(i) the Cash Distribution to PBF Energy by wire transfer of immediately available U.S. federal funds to an account specified by PBF Energy;

(ii) a counterpart of the Amendment, executed by Torrance Pipeline; and

(iii) such other certificates, instruments of conveyance and documents as may be reasonably requested by PBF Energy and agreed to by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATING TO PBF ENERGY

PBF Energy hereby represents and warrants to the Partnership as follows:

Section 3.1 Organization. PBF Energy and PBF Holding are each a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Authorization; Enforceability.

(a) PBF Energy has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of PBF Energy, and no other limited liability company proceedings on the part of PBF Energy are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by PBF Energy, and this Agreement constitutes a valid and binding obligation of PBF Energy, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) PBF Energy and PBF Holding have all requisite limited liability company power and authority to execute and deliver the Transaction Documents (other than this Agreement) to which it will be a party. The execution and delivery of each of the Transaction Documents (other than this Agreement) by PBF Energy and PBF Holding and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of PBF Energy and PBF Holding.

Section 3.3 No Conflict. The execution and delivery of this Agreement by PBF Energy and the other Transaction Documents by PBF Energy and PBF Holding and the consummation of the transactions contemplated hereby (including the PBF Distributions) and thereby (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “PBF Approvals”) have been made, given or obtained) do not and shall not:

(a) violate in any material respect any Law applicable to PBF Energy or PBF Holding;

(b) require any of them to make any filing with, obtain the consent, approval or authorization of, or provide notice to, any Person;

(c) violate the Organizational Documents of PBF Energy or PBF Holding; or

(d) (i) breach or result in the termination of any material Contract to which PBF Energy or PBF Holding is a party, (ii) result in the creation of any Lien upon the Subject Interests or (iii) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing;

except in the case of clauses (a), (b) or (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4 Capitalization.

(a) Upon consummation of the PBF Distributions, PBF Energy will have good and valid title to, hold of record and own the Subject Interests free and clear of any Liens, other than transfer restrictions (i) imposed thereon by securities Laws, (ii) arising under the Organizational Documents of TVP Holding, or (iii) resulting from the actions of the Partnership or any of its Subsidiaries. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for the Subject Interests or any other limited liability company interests of TVP Holding issued or granted and there are no agreements of any kind which may obligate TVP Holding to issue, purchase, redeem or otherwise acquire any of the Subject Interests or any other limited liability company interests, except as may be contained in its Organizational Documents.

(b) TVP Holding is the record and beneficial owner of, and has good and valid title to, the TVP Interests, free and clear of any Liens, other than transfer restrictions (i) imposed thereon by securities Laws, or (ii) arising under the Organizational Documents of Torrance Pipeline. TVP Holdings has not had any business or liabilities other than holding the interest in Torrance Pipeline.

Section 3.5 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the knowledge of PBF Energy, threatened that would adversely affect the ability of PBF Energy to perform its obligations under this Agreement or the ability of PBF Energy or PBF Holding to perform its obligations under each of the other Transaction Documents to which it is a party, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon PBF Energy or PBF Holding that would adversely affect the ability of PBF Energy to perform its obligations under this Agreement or the ability of PBF Energy or PBF Holding to perform its obligations under any of the other Transaction Documents, except in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by PBF Energy or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

RELATING TO THE PARTNERSHIP

The Partnership hereby represents and warrants to PBF Energy as follows:

Section 4.1 Organization of the Partnership. The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authorization; Enforceability.

(a) The Partnership has all requisite partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of the Partnership, and no other partnership proceeding on the part of the Partnership is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Partnership, and this Agreement constitutes a valid and binding obligation of the Partnership, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Each of the Partnership Transaction Document Parties has all requisite partnership or limited liability company power and authority, as the case may be, to execute and deliver the Transaction Documents (other than this Agreement) to which it will be a party. The execution and delivery of each of the Transaction Documents (other than this Agreement) by the Partnership Transaction Document Parties party thereto and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite partnership or limited liability company action, as the case may be, on the part of each of such Partnership Transaction Document Parties.

Section 4.3 No Conflict. The execution and delivery by the Partnership of this Agreement and the other Transaction Documents by each of the Partnership Transaction Document Parties party thereto and the consummation of the transactions contemplated hereby and thereby (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 4.3 (collectively, the “Partnership Approvals”) have been made, given or obtained) do not and shall not:

(a) violate in any material respect, any Law applicable to the Partnership or any of the other Partnership Transaction Document Parties;

(b) require the Partnership to make any filing with, obtain the consent, approval or authorization of, or provide notice to, any Person;

(c) violate any Organizational Document of the Partnership or any of the other Partnership Transaction Document Parties; or

(d) (i) breach any material Contract, to which the Partnership or any of the other Partnership Transaction Document Parties is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of the properties or assets of the Partnership or any of the other Partnership Transaction Document Parties or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien except, in the case of clause (a), (b) or (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.4 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the knowledge of the Partnership, threatened that would adversely affect the ability of the Partnership to perform its obligations under this Agreement or the ability of each of the Partnership Transaction Document Parties to perform its obligations under of the other Transaction Documents to which it is a party, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon the Partnership or any of the other Partnership Transaction Document Parties that would adversely affect the ability of the Partnership to perform its obligations under this Agreement or the ability of any of the Partnership Transaction Document Parties to perform its obligations under any of the other Transaction Documents to which it is a party, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.5 Brokers’ Fees. Except for Simmons Energy, a division of Piper Jaffray & Co., in connection with its fairness opinion, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Partnership or any of its Subsidiaries.

Section 4.6 Financing. At or prior to the Closing, the Partnership will have sufficient funds to pay the Cash Distribution to PBF Energy at the Closing.

Section 4.7 Investment Representation. The Partnership is purchasing the Subject Interests for its own account with the present intention of holding the Subject Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Subject Interests in violation of any federal or state securities Laws. The Partnership acknowledges that the Subject Interests have not been registered under federal and state securities Laws and that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

Section 4.8 Partnership SEC Documents. The Partnership has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Partnership SEC Documents”). The Partnership SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Partnership Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Partnership SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Partnership Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. From the date hereof until the earlier of the Closing and the termination of this Agreement, and except as otherwise contemplated by this Agreement or as required by Law, without the prior written consent of the other Party, no Party shall, and each shall not take any action to cause the other Party to, take any action that would be reasonably likely to result in a Material Adverse Effect (including, on such Party’s ability to perform any of its obligations under this Agreement).

Section 5.2 Third Party Approvals.

(a) The Partnership shall (and shall cause its Subsidiaries to) use Reasonable Efforts to obtain all material consents and approvals of third parties that the Partnership or any of its Subsidiaries are required to obtain in order to consummate the transactions contemplated hereby, including the Partnership Approvals; provided, however, that the Partnership shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(b) PBF Energy shall (and shall cause its Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that PBF Energy or any of its Affiliates are required to obtain in order to consummate the transactions contemplated hereby (including the PBF Distributions), including the PBF Approvals; provided, however, that PBF Energy shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.3 PBF Distributions. From the date of this Agreement until the Closing, PBF Energy shall, and shall cause its Affiliates to, use Reasonable Efforts to cause the PBF Distributions to be consummated prior to the Closing Date, including making all filings with respect thereto and seeking all approvals required in connection therewith; provided, however, that PBF Energy shall not be obligated to effect or consent to any action, individually or in the aggregate, that would have or would reasonably be expected to have a material adverse effect on PBF Energy or any of its Affiliates.

Section 5.4 Straddle Period Distribution.

(a) With respect to any distribution of cash by Torrance Pipeline after the Closing Date related to a period of time that includes, but does not end on, the Closing Date (a “Straddle Period”), the Partnership shall, promptly upon its receipt of any such cash distribution by Torrance Pipeline attributable to the Subject Interests, pay PBF Energy an amount in cash equal to the product of (A) the amount of such cash distribution multiplied by (B) the quotient of (i) the number of days in the period beginning on the first day of the Straddle Period and ending on and including the Closing Date and (ii) the total number of days in the Straddle Period.

(b) The Partnership and PBF Energy agree that any payment by the Partnership pursuant to Section 5.4(a) would be characterized as PBF Energy’s retention of the right to its share of the cash distribution by Torrance Pipeline for the Straddle Period.

ARTICLE VI

TAX MATTERS

Section 6.1 Assistance and Cooperation. PBF Energy and the Partnership agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the assets or business of Torrance Pipeline as is reasonably requested by PBF Energy, the Partnership or any Affiliate for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any Tax claim. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained under this Section 6.1 shall be held confidential by the receiving party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of PBF Energy and the Partnership.

Section 6.2 Tax Allocation and Indemnification. Except as provided in Section 6.5, PBF Energy shall retain responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify the Partnership for, all Taxes related to the Subject Interests attributable to taxable periods ending on or prior to the Closing Date (the “Pre-Closing Period”), and the Partnership shall assume responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify PBF Energy for, all Taxes related to the Subject Interests attributable to taxable periods beginning after the Closing Date (the “Post-Closing Period”). In the case of any Taxes related to the Subject Interests that are payable for any taxable period that begins before and ends after the Closing Date (any “Tax Straddle Period”), the portion of such Taxes attributable to the period of time prior to the Closing Date shall be deemed equal to the amount which would be payable as computed on an interim closing-of-the-books basis if the relevant Tax period ended at the close of business on the Closing Date. PBF Energy shall be responsible for, and shall indemnify the Partnership for, all Taxes related to the Subject Interests with respect to the portion of any Tax Straddle Period prior to the Closing Date. The Partnership shall be responsible for, and shall indemnify PBF Energy for all Taxes related to the Subject Interests with respect to the portion of any Tax Straddle Period after the Closing Date.

Section 6.3 Filing of Tax Returns; Payment of Taxes. Except as otherwise provided, regardless of which party is responsible for Taxes under this Section 6.3, PBF Energy shall handle payment to the appropriate Governmental Authority of all Taxes related to the Subject Interests with respect to any Pre-Closing Period (and shall file all such Tax Returns), and the Partnership shall handle payment to the appropriate Governmental Authority of all Taxes related to the Subject Interests with respect to any Post-Closing Period (and shall file all such Tax Returns). PBF Energy shall deliver to the Partnership within thirty (30) days of filing copies of all Tax Returns filed by or on behalf of PBF Energy after the Closing Date relating to the Subject Interests and any supporting documentation provided by or on behalf of PBF Energy to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

Section 6.4 Transfer Taxes. All sales, use, transfer, gains, stamp, duties, recording, and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Contribution and the transfer of Dropdown Aggregate Value pursuant thereto shall be borne equally by PBF Energy and the Partnership. PBF Energy and the Partnership shall cooperate in causing the filing of all necessary Tax Returns and timely pay all such Transfer Taxes as required by Law.

Section 6.5 Scope. Notwithstanding anything to the contrary herein, this Article VI shall be the exclusive remedy for any claims relating to Taxes hereunder. The rights under this Article VI shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

Section 7.1 Conditions to Obligations of the Partnership. The obligation of the Partnership to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Partnership:

(a) all of the PBF Approvals have been made, given or obtained in order to consummate the transactions contemplated hereby (including the PBF Distributions);

(b) each of the representations and warranties of PBF Energy contained in this Agreement shall be true and correct as of the Closing, as if made at and as of that time other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date without giving effect to the words “material” or “Material Adverse Effect” contained in such representations and warranties, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, the Fundamental Representations of PBF Energy shall be true and correct as of the Closing, as if made at and as of that time.

(c) PBF Energy shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(d) PBF Energy shall have delivered to the Partnership a certificate dated the Closing Date, certifying that the conditions specified in Section 7.1(b) and Section 7.1(c) have been fulfilled;

(e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith;

(f) the Partnership shall have received an executed counterpart of each of the other Transaction Documents (in addition to this Agreement), signed by PBF Energy or its Affiliates (as applicable);

(g) the PBF Distributions have been consummated without the occurrence of a Material Adverse Effect; and

(h) the Partnership shall have received the Equity Proceeds and the Borrowed Funds and consummated the transactions related thereto.

Section 7.2 Conditions to the Obligations of PBF Energy. The obligation of PBF Energy to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by PBF Energy:

(a) all of the Partnership Approvals have been made, given or obtained in order to consummate the transactions contemplated hereby (including the PBF Distributions);

(b) each of the representations and warranties of the Partnership contained in this Agreement shall be true and correct as of the Closing, as if made at and as of that time other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date without giving effect to the words “material” or “Material Adverse Effect” contained in such representations and warranties, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, the Fundamental Representations of the Partnership shall be true and correct as of the Closing, as if made at and as of that time.

(c) the Partnership shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Partnership on or before the Closing;

(d) the Partnership shall have delivered to PBF Energy a certificate, dated the Closing Date, certifying that the conditions specified in Section 7.2(b) and (c) have been fulfilled;

(e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith;

(f) PBF Energy shall have received an executed counterpart of each of the other Transaction Documents (in addition to this Agreement), signed by the Partnership or its Subsidiaries (as applicable);

(g) the PBF Distributions have been consummated without the occurrence of a Material Adverse Effect; and

(h) PBF Energy shall have received the Cash Distribution.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing will survive the closing for 18 months following the Closing; provided, however, that the Fundamental Representations shall survive the Closing for five years following the Closing. No Party shall have any liability for indemnification claims made under this Article VIII with respect to any such representation, warranty or pre-closing covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant or claim, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.

(b) All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.

Section 8.2 Indemnification.

(a) Subject to Article VI relating to Taxes and the provisions of this Article VIII, from and after the Closing, PBF Energy shall indemnify and hold harmless the Partnership, the Partnership’s subsidiaries and their respective Representatives (the “Partnership Indemnified Parties”) from and against all Losses that the Partnership Indemnified Parties incur arising from or out of any breach of any representation, warranty or covenant of PBF Energy in this Agreement or in any closing certificate to be delivered by PBF Energy at the Closing pursuant to this Agreement.

(b) Subject to Article VI relating to Taxes and the provisions of this Article VIII, from and after the Closing, the Partnership shall indemnify and hold harmless PBF Energy and its Affiliates and their respective Representatives (the “PBF Indemnified Parties”) from and against all Losses that the PBF Indemnified Parties incur arising from or out of or relating to any breach of any representation, warranty or covenant of the Partnership in this Agreement or any closing certificate to be delivered by the Partnership at the Closing pursuant to this Agreement.

(c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

(d) Notwithstanding anything in this Article VIII to the contrary, all Losses relating to Taxes which are the subject of Article VI shall only be subject to indemnification under Section 6.3.

Section 8.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Any Partnership Indemnified Party or PBF Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 shall promptly (i) notify the Party providing the indemnification hereunder (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e) Notwithstanding anything to the contrary in this Section 8.3, the indemnification procedures set forth in Article VI shall control any indemnities relating to Taxes.

Section 8.4 Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein:

(a) a breach of any representation or warranty (other than with respect to a breach of the Fundamental Representations) of PBF Energy in this Agreement in connection with any single item or group of related items that results in Losses of less than $50,000 shall be deemed, for all purposes of this Article VIII not to be a breach of such representation, warranty or pre-closing covenant;

(b) PBF Energy shall not have any liability under Section 8.2(a)(i) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations) except if the aggregate Losses actually incurred by the Partnership Indemnified Parties thereunder exceed $250,000 and then, subject to Section 8.4(c), only to the extent such aggregate Losses exceed such amount;

(c) in no event shall (i) the aggregate liability of PBF Energy under Section 8.2(a)(i) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations) exceed 10.0% of the Dropdown Aggregate Value and (ii) the aggregate liability of PBF Energy arising out of or relating to Section 8.2(a)(i) for breaches of the Fundamental Representations exceed 100.0% of the Dropdown Aggregate Value;

(d) for purposes of determining the amount of a Loss, with respect to any asserted breach or inaccuracy of a representation or warranty of a Party, such determination shall be made without regard to any qualifier as to “material,” “materiality” or “Material Adverse Effect” expressly contained in Article III or IV; provided that this Section 8.4(d) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred; and

(e) for the avoidance of doubt, nothing in this Section 8.4 shall affect the provisions of Article VI.

Section 8.5 Waiver of Other Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF PBF ENERGY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT INTERESTS, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.

Section 8.6 Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Cash Distribution for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

Section 8.7 Exclusive Remedy.

(a) Notwithstanding anything to the contrary herein, except as provided in Section 6.3, 6.5, 8.2 or 9.2, no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and the Partnership and PBF Energy hereby waive any right of contribution against the other and their respective affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR OTHER SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS Section 8.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER Article VIII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER Article VIII.

ARTICLE IX

TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of the Partnership and PBF Energy as evidenced in writing signed by each of the Partnership and PBF Energy;

(b) by either of the Partnership or PBF Energy if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(c) by either the Partnership or PBF Energy, if the Closing has not occurred on or before June 30, 2019 or such later date as the Parties may agree upon.

Section 9.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any Party hereto other than for any prior breaches, as to which the Parties will remain liable and/or to which the other Party shall be entitled to all rights and remedies available under Law or equity. The provisions of this Section 9.2 and Section 10.4 shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. Any notice, request, demand and other communication required or permitted to be given hereunder shall be in writing, and may be served by personal delivery, facsimile or by depositing same in the mail, addressed to the Party to be notified, first class, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and, if received other than during normal business hours, shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the Parties shall be as follows:

(a)	If to the Partnership, to:

PBF Logistics LP
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: Matthew Lucey
Facsimile: (973) 455-7562

With copies to:

PBF Logistics LP
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: David Roush, Chairman of the Conflicts Committee of the Board of Directors of PBF Logistics GP LLC
Facsimile: (973) 455-7562

(b)	If to PBF Energy, to:

PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: Erik Young
Facsimile: (973) 455-7562

with copies to:

PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: Trecia Canty
Facsimile: (973) 455-7562

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 10.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided that the Partnership may assign its rights hereunder to PBFX Operating. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.3 Rights of Third Parties. Except for the provisions of Section 8.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 10.4 Expense. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed counterpart of a signature page of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have, for all purposes, the same legal effect as delivery of a manually executed counterpart.

Section 10.6 Entire Agreement. This Agreement (together with the schedules and exhibits to this Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to such subject matter.

Section 10.7 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 10.8 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of the Partnership and PBF Energy, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 10.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, then they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 10.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without regard to the Laws that might be applicable under conflicts of laws principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Delaware, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Wilmington, Delaware with respect to any matter under this Agreement shall be binding.

(c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 10.11(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 10.11 Action by the Partnership. With respect to any action (including any case where the agreement of, or selection by, the Partnership is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership prior to the Closing Date with respect to, or in connection with, the subject matter hereof, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

[Signature page follows.]

IN WITNESS WHEREOF, this Contribution Agreement has been duly executed and delivered by each Party as of the date first above written.

PBF Energy:

PBF ENERGY COMPANY LLC

By:	/s/ Trecia Canty
Name: Trecia Canty
Title: Secretary

Partnership:

PBF LOGISTICS LP

By:	PBF LOGISTICS GP LLC,
its general partner

By:	/s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

[Signature Page to the Contribution Agreement]

EXHIBIT A

AMENDMENT NO. 1 TO THE SERVICE ORDERS